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                                                                    EXHIBIT 99.1

SOVEREIGN BANCORP
                                                                    News Release

    FOR IMMEDIATE RELEASE         CONTACT:
                                  Jay Sidhu           (SVRN)   (610) 320-8416
                                  Karl D. Gerhart     (SVRN)   (610) 320-8437
                                  Mark R. McCollom    (SVRN)   (610) 208-6426
                                  Dennis S. Marlo     (MLBC)   (610) 526-6290
                                  Brian M. Hartline   (MLBC)   (610) 526-6270

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         Corporate Headquarters:  1130 Berkshire Blvd., Wyomissing, PA
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                              SOVEREIGN TO ACQUIRE
                                ML BANCORP, INC.

         WYOMISSING, PA., Sovereign Bancorp, Inc. ("Sovereign") (NASDAQ/NMS:SVRN), parent company of Sovereign Bank, and ML Bancorp, Inc. ("ML Bancorp") (NASDAQ/:MLBC), parent company of Main Line Bank, announced today the execution of a Definitive Agreement ("Agreement") for Sovereign to acquire ML Bancorp. ML Bancorp is a $2.2 billion bank holding company whose principal operating subsidiary operates 29 branches located in the suburbs of Philadelphia, Pennsylvania.

         The terms of the Agreement call for Sovereign to exchange 1.67 shares of Sovereign common stock for each outstanding share of ML Bancorp common stock or a total consideration of approximately $345 million in Sovereign common stock. The exchange ratio will stay fixed at 1.67 shares of Sovereign common stock per ML Bancorp share if Sovereign's average stock price remains between $13.80 and $18.67 per share (collectively, the "Collars") during a 20-day pricing period as set forth in the Agreement. If Sovereign's average stock price is outside the lower or upper Collars then the price is fixed for ML Bancorp's shareholders at $23.05 and $31.18 per share, respectively, subject to adjustment under certain conditions. The pricing reflects 202% of ML Bancorp's stated book value, 215% of ML Bancorp tangible book value and 17.4 times ML Bancorp projected 1998 earnings.

         ML Bancorp operates a solid mortgage banking operation with a $4.4 billion loan servicing portfolio for others and $500 million in 1996 loan originations, in addition to an extensive community banking franchise. In addition, ML Bancorp's asset quality philosophy mirrors Sovereign's focus on this critical success factor. ML Bancorp maintains superior asset quality with a non-performing assets to total assets ratio of only 0.46%, a strong loan loss reserve to total loans of 1.71%, and loan loss reserves to non-performing loans of 193% at June 30, 1997.

         "The combination of these two institutions significantly enhances Sovereign's franchise in the affluent and growing communities of the Philadelphia suburbs, and is expected to be immediately accretive to Sovereign's book value, tangible book value, and accretive to Sovereign's earnings, within 12 months following the consummation of the transaction,"
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stated Jay S. Sidhu, Sovereign's President and Chief Executive Officer.  "This
transaction solidifies Sovereign's Pennsylvania, New Jersey, and Delaware branch networks and creates a $2.4 billion deposit franchise in Pennsylvania with strong core deposits. Proforma for this acquisition, Sovereign will have the #4 deposit market share in southeastern Pennsylvania," Sidhu continued.

         "Our strategic affiliation with Sovereign provides our shareholders and customers with a unique opportunity to continue our vision of becoming a significant financial services provider in Southeastern Pennsylvania, as well as a significant contributor to Sovereign's franchise value and future earnings growth," stated Dennis S. Marlo, ML Bancorp, Inc.'s President and Chief Executive Officer.

         Upon completion of this transaction, Mr. Marlo will become a member of Sovereign Bank's Board of Directors and the President of the division of Sovereign Bank responsible for the Sovereign Bank's Pennsylvania and Delaware branch network.

         Proforma for the ML Bancorp acquisition and other pending transactions, Sovereign will have assets totalling $17.0 billion, deposits totaling $8.6 billion and operate over 170 Community banking offices throughout the tri-state network. With a pro forma market capitalization in excess of $2.0 billion, Sovereign will become the 6th largest thrift holding company in the country.

         "The addition of this 29 branch network is a perfect fit with Sovereign's Pennsylvania branch network," commented Sovereign's Chairman, Richard E. Mohn. "ML Bancorp is a natural fill-in to Sovereign's existing franchise and will provide Sovereign unique opportunities in an extremely desirable market," Mohn continued.

         In connection with the execution of the Agreement, ML Bancorp granted a stock option to Sovereign to purchase, under certain conditions, up to 19.9% of ML Bancorp's outstanding shares.

         ML Bancorp has the right to terminate the Agreement if the average stock price of Sovereign (as defined in the Agreement) falls below $12.18 and Sovereign's decline in value is 10% greater than the percentage decline of a group of similar financial institutions.

         The merger is subject to approval of various regulatory agencies and of both ML Bancorp and Sovereign shareholders. Sovereign anticipates that the transaction will close in the first quarter of 1998 and will be accounted for as a pooling of interests. Sovereign also anticipates recording a one-time after tax merger-related charge of $12.4 million at the closing of the transaction.

         On July 2, 1997, Sovereign announced the signing of a definitive agreement to acquire the Automobile Finance Division ("the Division") of Fleet Financial Group, Inc. The Division consists of approximately $2.0 billion of indirect auto loans, dealer floor plan





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plans, and loans to automobile leasing companies.  The Division has business relationships with over 2,000 automotive dealerships and serves approximately 225,000 customers through New Jersey, New York, and New England.

         On August 31, 1997, Sovereign closed its previously announced acquisition of Bankers Corp., a $2.6 billion bank holding company headquartered in Perth Amboy, New Jersey. Sovereign is a pro forma $17.2 billion bank holding company with over 170 community banking offices serving eastern Pennsylvania, northern Delaware and New Jersey. The fourth largest bank headquartered in Pennsylvania, Sovereign's closing price of its common stock on Thursday, September 18, 1997 was $16.4375 per share and its preferred stock closed at $99.75 per share.





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